EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports Fourth Quarter and Full Year 2008 Results

- Year end cash position improved through non core divestitures -

- Caliper signs extension of $25 million credit facility through November 2010 -

- Non-cash restructuring and goodwill impairment charge of $45.3 million recognized -

HOPKINTON, Mass., March 12, 2009 — Caliper Life Sciences, Inc. (NASDAQ: CALP), today reported its fourth quarter and full year financial results for 2008.  Fourth quarter revenues were $36.7 million, a decline of 8.8%, from $40.3 million in the same period in 2007.  This represents an organic decline of 2.0% after excluding the effects of product line divestitures (4.4%) and unfavorable effects of foreign currency translation (2.4%) within the fourth quarter. Caliper’s GAAP net loss for the fourth quarter was $46.3 million ($0.95 per share), which includes $45.3 million ($0.93 per share) of non-cash goodwill impairment and other restructuring charges.  This compares to a net loss of $5.7 million ($0.12 per share) in the same quarter of 2007.  On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, net loss per share in the fourth quarter of 2008 was $0.02 compared to a net loss per share of $0.05 in the fourth quarter of 2007.

On March 6, 2009, Caliper entered into a $25 million amended credit facility agreement with Silicon Valley Bank, which is effective through November 30, 2010.  As of December 31, 2008, Caliper reported cash and investments of $26.7 million and outstanding borrowings under this credit facility of $14.9 million.

“We were pleased to achieve the high end of our revenue guidance for the quarter and establish positive momentum in cash-based earnings.  We achieved these results in spite of severe market conditions and earnings loss from the divested businesses,” said Kevin Hrusovsky, president and CEO of Caliper.  “Most importantly, excluding non-recurring license revenues, our continuing businesses grew 7% in full year 2008 on a pro forma basis.  We have strong momentum to start 2009, with our new genomic products, LabChip GX and Zephyr Genomics Workstation, and the new IVIS Kinetic imaging system, all launched in the past two quarters.  In addition, through streamlining and cost reductions, we reduced our annual ongoing spending needs by approximately $10 million.   The impact of all of these actions strengthened our balance sheet, improved top and bottom line growth potential and sharpened focus on fast growing molecular applications with our proprietary microfluidics and imaging product lines,” added Hrusovsky.

On a full year basis, 2008 revenues were $134.1 million, a decline of 4.7%, compared to $140.7 million in 2007.  The 2007 revenue included approximately $11.2 million of non-recurring microfluidics license and contract revenues, which were partially offset in 2008 by strong growth of Caliper’s imaging and research products for genomics applications.

Net loss for the full year was $68.3 million ($1.42 per share), which includes $48.0 million ($1.00 per share) of non-cash goodwill impairment and other restructuring charges.  This compares to a net loss of $24.1 million ($0.51 per share) in 2007.   Non-GAAP net loss per share for 2008 was $0.27 compared to a net loss per share of $0.25 in 2007.

Fourth Quarter Highlights:

•                  Caliper’s fourth quarter revenue of $36.7 million met the top end of its guidance estimate provided on November 10, 2008.

•                  Caliper divested its PDQ and AutoTrace product lines on November 10, 2008.  The sale of these product lines generated $17.8 million of cash proceeds, in addition to approximately $2.0 million of liabilities that were assumed by the purchasers.

•                  Caliper reorganized its product and service offerings into three core business areas —Imaging, Research, and Caliper Discovery Alliances and Services (CDAS) — with the goal of creating a more scalable infrastructure while putting increased focus on growth and profitability.

•                  Imaging revenues were approximately $14.4 million in the fourth quarter, reflecting a decline of $0.3 million, or 2% from the same period in 2007. Unit sales were down slightly due to a few instances of customers experiencing budget tightening.  This resulted in an overall product revenue decrease which was partially offset by improvements in both service and license revenues.  Full year imaging revenues grew 17% compared to 2007.

•                  Research revenues were approximately $17.6 million in the fourth quarter, reflecting an organic decline of approximately $0.9 million, or 6% from the same period in 2007, after factoring in the impact of the PDQ and AutoTrace product line divestitures.  This decline was comprised mainly of weaknesses in automation specialty products and OEM channel sales, offset by microfluidic products and services growth due to strong continued adoption of the new LabChip GX instrument.  In total, 26 LabChip GX instruments were placed in the quarter and 40 LabChip GX instruments have been placed since the product’s launch in July 2008.

•                  CDAS revenue was $4.7 million in the fourth quarter, reflecting a decline of $0.4 million, or 8%, versus the same period in 2007.  The decline was primarily due to lower than expected revenues under Caliper’s contract with the Environmental Protection Agency for its ToxCast screening program which began in 2007.  Caliper expects a higher level of task orders under this contract in 2009.

•                  Operating expenses (research and development plus selling, general and administrative expenses) for the fourth quarter of 2008 decreased $4.9 million, or 23% from the fourth quarter of 2007. This reduction included a $2.1 million reduction in legal costs due to the settlement of outstanding litigation earlier in 2008, including a favorable settlement with AntiCancer, Inc.  The remaining $2.8 million decrease resulted primarily from the consolidation of Caliper’s West Coast research and development operations in the first quarter of 2008, and Caliper’s strategic realignment of sales and marketing into three core strategic business units, which was completed late in the third quarter of 2008.  The West Coast consolidation also enabled substantially all of Caliper’s research and development resources to be housed in a single location, substantially increasing productivity for the latter part of 2008.

•                  During the fourth quarter of 2008, Caliper performed an analysis of its goodwill and other intangible assets taking into consideration the current economic climate, Caliper’s market capitalization, and its future operating projections.  As a result of such analysis, Caliper recorded a non-cash goodwill impairment charge of $43.4 million.  This impairment charge, along with a reduction of $14.3 million of goodwill that was attributed to the sale of Caliper’s PDQ and AutoTrace product lines which were divested in the fourth quarter of 2008, resulted in goodwill of approximately $22.9 million as of December 31, 2008.  In addition, due to a further deterioration of the commercial real estate market, Caliper recorded an incremental non-cash restructuring charge of $1.9 million, which was added to the $2.8 million charge already taken during the third quarter of 2008, to reflect the idle cost of unused space in Caliper’s Mountain View, California facility.  As disclosed in earlier communications, Caliper is attempting to sublease approximately 36,500 square feet of its idle space which is under contract through 2013.

2009 Guidance

Caliper reported that its revenue outlook for the first quarter of 2009 is $25.0 to $28.0 million.  The midpoint of this range represents organic growth of approximately 3% over first quarter 2008 pro forma revenue of $26.4 million, which is before anticipated unfavorable currency effects of 3% based on current rates.  For the full year, Caliper is currently estimating organic revenue growth of between 4-7% over 2008 pro forma revenue of $122.8 million, which is before anticipated unfavorable currency effects of 2% based on current rates.  As previously communicated, growth is expected to be greater in the second half of 2009 than in the first half, and is expected to result primarily from Caliper’s proprietary imaging and microfluidic technologies for molecular applications.

Adjusted Results

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. A reconciliation of Caliper’s GAAP to non-GAAP Statements of Operations is provided at the end of this release under “Adjusted Consolidated Statements of Operations.” Adjusted results of operations exclude stock-based compensation charges, acquisition-related revenue adjustments and non-cash expenses, such as amortization of intangibles and impairment and restructuring charges. Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of Caliper’s operations and increases the comparability of its current financial statements to prior periods.

Caliper will discuss its fourth quarter and full year results in a conference call to be held today, March 12 at 9:00 a.m. EDT. To participate in the call, please dial 888.680.0865 five to ten minutes prior to the call and use the participant passcode of 91009165. International callers may access the call by dialing 617-213-4853 and entering the same passcode. You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PYRGTJX9P.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the first quarter of 2009.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from March 12  through March 19, dial 888.286.8010 and use the participant passcode of 18657006. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation and liquid handling, optical imaging technologies, and discovery and development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expected revenue outlook for the first quarter ending March 31, 2009 and the full year ending December 31, 2009, and Caliper’s expectations regarding positive momentum in cash-based earnings in the future, strong (revenue) momentum from the LabChip GX,  Zephyr Genomics Workstation and IVIS Kinetic imaging system, and the expectation that the value of task orders Caliper will receive under the EPA ToxCast project will be higher in 2009 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated difficulties may be encountered in Caliper’s planned implementation of certain changes designed to reduce operating expenses, enhance gross margins and improve efficiencies within Caliper. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2007. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, IVIS, LabChip, and Zephyr are registered trademarks of Caliper Life Sciences, Inc.

Contacts:
Peter F. McAree
Chief Financial Officer
508.497.2215

Media:
Stacey Holifield or Tom Pitta
Schwartz Communications
781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Product revenue	$25,495	$28,175	$85,149	$82,961
Service revenue	8,873	9,513	37,734	37,557
License fees and contract revenue	2,327	2,568	11,171	20,189

Total revenue	36,695	40,256	134,054	140,707

Costs and expenses:
Cost of product revenue	15,857	15,961	52,178	49,760
Cost of service revenue	5,604	5,756	24,739	22,357
Cost of license revenue	323	277	1,477	2,515
Research and development	4,395	5,702	19,921	24,791
Selling, general and administrative	12,043	15,642	48,987	54,954
Impairment of goodwill	43,365	—	43,365	—
Amortization of intangible assets	1,592	2,514	8,313	10,106
Restructuring charges, net	1,939	22	4,605	52

Total costs and expenses	85,118	45,874	203,585	164,535

Operating loss	(48,423)	(5,618)	(69,531)	(23,828)
Interest expense, net	(210)	(226)	(794)	(547)
Gain on divestiture of product lines	2,119	—	2,119	—
Other income, net	613	213	521	579
Provision for income taxes	(378)	(103)	(607)	(284)

Net loss	$(46,279)	$(5,734)	$(68,292)	$(24,080)

Net loss per share, basic and diluted	$(0.95)	$(0.12)	$(1.42)	$(0.51)
Shares used in computing net loss per common share, basic and diluted	48,490	47,561	48,114	47,301

Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted Basic Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP EPS - Basic	$(0.95)	$(0.12)	$(1.42)	$(0.51)
Adjustments:
Share-based compensation expense (1)	592	1,191	3,580	5,161
Purchase accounting adjustments to revenue, net of costs (2)	—	20	23	1,038
Acquisition related intangible amortization (3)	1,592	2,514	8,313	10,106
Restructuring and severance costs (4)	2,222	654	5,889	1,343
Impairment of goodwill (5)	43,365	—	43,365	—
Gain on divestiture of product lines (5)	(2,119)	—	(2,119)	—
Total Adjustments	$45,652	$4,379	$59,051	$17,648

Per share effect of total adjustments	0.94	0.09	1.23	0.37

Adjusted earnings per share - Basic	$(0.01)	$(0.03)	$(0.19)	$(0.14)

Per share effect of share-based compensation expense above	$(0.01)	$(0.02)	$(0.08)	$(0.11)

Adjusted earnings per share — Basic (share-based compensation expense not excluded)	$(0.02)	$(0.05)	$(0.27)	$(0.25)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding share-based compensation, purchase accounting revenue and cost of sales fair value adjustments due to business combination accounting rules, amortization of intangible assets, impairment charges and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

(1)          We exclude share-based compensation from this measure because share-based compensation plans involve sensitive measures and assumptions in calculating the expense that could vary dramatically between us and our peers, which we believe makes comparisons of long-range trends difficult for management or investors, and could result in overstating or understating the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(2)          We exclude purchase accounting revenue fair value adjustments (net of associated costs) from this measure due to business combination accounting rules that would otherwise result in such revenues (and associated costs) to be recognized on a continuing GAAP basis because management expects that the contractual arrangements underlying these revenues will be renewed and that our investors will use this adjustment as a basis for measuring our ongoing performance, although there can be no assurance that such contractual arrangements will be renewed.

(3)          We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(4)          We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

(5)          We exclude the impairment of goodwill and the gain on divestiture of product lines from this measure because they tend to occur as a result of specific events and also do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Non-GAAP Revenues for the Quarter and Year Ended December 31, 2008

	Fourth Quarter Ended December 31,
	GAAP		Non-GAAP Adjustments				Non-GAAP
	(in thousands)								GAAP	Non-GAAP
	2008	2007		2008		2007	2008	2007	% Chg	% Chg
					(1)	$(179)
			(2)	$(2,114	)(2)	(3,964)
Research	$17,630	$20,471		(2,114)		(4,143)	$15,516	$16,328	(14)%	(5)%
Imaging	14,383	14,715	(3)	—	(3)	20	14,383	14,735	(2)%	(2)%
Services (CDAS)	4,682	5,070		—		—	4,682	5,070	(8)%	(8)%
Total revenue	$36,695	$40,256		$(2,114)		$(4,123)	$34,581	$36,133	(9)%	(4)%

	Year Ended December 31,
	GAAP		Non-GAAP Adjustments				Non-GAAP
	(in thousands)								GAAP	Non-GAAP
	2008	2007		2008		2007	2008	2007	% Chg	% Chg
					(1)	$(11,217)
			(2)	$(11,308	)(2)	(15,492)
Research	$68,519	$80,673		(11,308)		(26,709)	$57,211	$53,964	(15)%	6%
Imaging	45,765	39,084	(3)	23	(3)	1,037	45,788	40,121	17%	14%
Services (CDAS)	19,770	20,950		—		—	19,770	20,950	(6)%	(6)%
Total revenue	$134,054	$140,707		$(11,285)		$(25,672)	$122,769	$115,035	(5)%	7%

For purposes of comparing growth rates for each of the three principal areas of our business, the above non-GAAP table reconciliations exclude the following:

(1) Reflects elimination of certain collaboration-related microfluidic license and contract revenue recognized during the quarter and year ended 2007 which were concluded in 2007.

(2) Reflects elimination of the revenues related to the PDQ and AutoTrace product lines divested in November 2008.

(3) Reflects the add back of the deferred revenue adjustments recorded in purchase accounting that reduce revenues that would otherwise be recognized on a continuing GAAP basis.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$26,701	$18,955
Accounts receivable, net	27,396	30,248
Inventories	17,579	19,572
Other current assets	2,481	2,353

Total current assets	74,157	71,128
Property and equipment, net	10,735	11,477
Intangible assets, net	34,399	42,862
Goodwill	22,905	80,836
Other assets	882	1,626

Total assets	$143,078	$207,929

Liabilities and stockholders’ equity
Current liabilities	$39,367	$45,391
Credit facility	14,900	12,900
Other long-term obligations	12,073	8,452
Stockholders’ equity	76,738	141,186

Total liabilities and stockholders’ equity	143,078	$207,929

*Note: Derived from audited financial statements for the year ended December 31, 2007.

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